Exhibit 99.1

News Release

For more information, contact: Steven D. Schwartz, Vice President - Investor Relations (515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE

June 13, 2017

American Equity Prices $500 Million of Senior Notes

WEST DES MOINES, IA — June 13, 2017 — American Equity Investment Life Holding Company (NYSE: AEL) (“American Equity” or the “Company”) announced today that it has priced a public offering of $500 million aggregate principal amount of senior unsecured notes due 2027 (the “Notes”).  The Notes will bear interest at 5.0% and will mature on June 15, 2027.

The Company intends to use the net proceeds of the offering of the Notes: (i) to redeem all of the Company’s 6.625% Senior Notes due 2021 and (ii) to prepay in full the Company’s $100 million term loan that matures on September 30, 2019.

J.P. Morgan Securities LLC and RBC Capital Markets, LLC are acting as joint lead book-running managers of the offering, and SunTrust Robinson Humphrey, Inc. and Citigroup Global Markets Inc. are acting as joint book-running managers of the offering.  The offering is being made pursuant to an effective shelf registration statement, previously filed by the Company with the SEC, and is being made solely by means of a prospectus supplement and accompanying prospectus.  A copy of the prospectus supplement and related base prospectus may be obtained on the SEC’s website at www.sec.gov.  Alternatively, the underwriters will provide copies upon request to J.P. Morgan Securities LLC, 383 Madison Ave, New York, New York, 10179, Attention - Investment Grade Syndicate Desk or telephone collect at 1-212-834-4533 or by mail to Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11787, Attention:  Post-Sale Fulfillment or to RBC Capital Markets, LLC by mail to 200 Vesey Street, 8th Floor, New York, NY 10281, Attention: DCM Transaction Management, by phone at 1-866-375-6829, by fax at 212-658-6137 or by e-mail at rbcnyfixedincomeprospectus@rbccm.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of American Equity.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the SEC. Forward-looking statements speak only as of the date the statement was made, and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

ABOUT AMERICAN EQUITY

American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, issues fixed annuity and life insurance products, with a primary emphasis on the sale of fixed index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa.